Exhibit 99.1

ATI Physical Therapy and Fortress Value Acquisition Corp. II Announce Approval

of All Proposals at Special Meeting of Stockholders

New York and Bolingbrook, IL June 16, 2021 – ATI Physical Therapy, Inc. (“ATI” or the “Company”), a portfolio company of Advent International and one of the nation’s largest providers of outpatient physical therapy services, and Fortress Value Acquisition Corp. II (“FVAC II”) (NYSE: FAII), a special purpose acquisition company, announced today that at the special meeting of stockholders of FVAC II held on June 15, 2021 at 8:00 a.m., Eastern Time, virtually (the “Special Meeting”), all proposals presented at the Special Meeting, including the business combination proposal, were approved. In connection with the previously announced business combination, holders of 8,987,746 shares of Company Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), reflecting approximately 26% of outstanding Class A Common Stock, exercised their right to redeem their shares for cash at a redemption price of $10.00 per share, for an aggregate redemption amount of approximately $89.9 million.

ATI and FVAC II anticipate that the merger will close on or about June 16, 2021, subject to the satisfaction of customary closing conditions, and for the ATI Class A common stock and warrants to begin publicly trading on NYSE under the new symbols “ATIP” and “ATIP WS”, respectively, on or about June 17, 2021.

About ATI Physical Therapy

At ATI Physical Therapy, we are passionate about potential. Every day, we restore it in our patients and activate it in our team members in close to 900 locations across the U.S. With proven results from more than 2.5 million unique patient cases tracked in its EMR database, ATI is leading the industry by setting best practice standards that deliver predictable outcomes for our patients with MSK issues. ATI’s offerings span the healthcare spectrum for MSK-related issues. From preventative services in the workplace and athletic training support to home health, outpatient clinical services and online physical therapy via its CONNECT™ platform, a complete list of our service offerings can be found at ATIpt.com.

About Fortress Value Acquisition Corp. II

FVAC II is a $345 million Special Purpose Acquisition Company sponsored by Fortress Credit and traded on the New York Stock Exchange under the ticker FAII. Fortress Credit is a business of Fortress Investment Group LLC (“Fortress”).

Fortress Investment Group LLC is a leading, highly diversified global investment manager. Founded in 1998, Fortress manages $53.1 billion of assets under management as of March 31, 2021, on behalf of approximately 1,800 institutional clients and private investors worldwide across a range of credit and real estate, private equity and permanent capital investment strategies.

About Advent International

Founded in 1984, Advent International is one of the largest and most experienced global private equity investors. The firm has invested in over 375 private equity investments across 42 countries, and as of December 31, 2020, had $76 billion in assets under management. With 14 offices in 11 countries, Advent has established a globally integrated team of over 240 private equity investment professionals across North America, Europe, Latin America and Asia. The firm focuses on investments in five core sectors, including business and financial services; health care; industrial; retail, consumer and leisure; and technology. After 35 years dedicated to international investing, Advent remains committed to partnering with management teams to deliver sustained revenue and earnings growth for its portfolio companies.

Contacts:

Investor Relations

Joanne Fong

SVP, Treasurer and Head of Investor Relations

ATI Physical Therapy

630-296-2223 ext. 7131

investors@atipt.com

Bob East / Kevin Ellich / Jordan Kohnstam

Westwicke/ICR

ATIIR@westwicke.com

Media

Clifton O’Neal

Director, Corporate Communications

ATI Physical Therapy

630-296-2223 ext. 7993

Clifton.Oneal@atipt.com

Sean Leous

Westwicke/ICR

646-866-4012

Sean.Leous@westwicke.com

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